Exhibit 23.2

March 11, 2014

Board of Directors

Sunshine Bancorp, Inc.

Sunshine State Federal Savings and Loan Association

102 West Baker Street

Plant City, FL 33563

Members of the Board:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion and any amendments thereto to be filed with the Office of the Comptroller of the Currency, and in the Registration Statement on Form S-1 and any amendments thereto to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings, including the prospectus of Sunshine Bancorp, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

RP FINANCIAL, LC.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com